Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD, 72EE, 73, 74U and 74V correctly,the correct answers are as follows...


					A	B	C	Institutional

72. DD)
High Yield Fund				9,503	321	846	795
U.S. Intermediate Bond Fund		2,827	163	387	n/a
72. EE)
High Yield Fund				2,024	65	185	220
U.S. Intermediate Bond Fund		n/a	n/a	n/a	n/a
73. A)
High Yield Fund				1.0683	1.103	0.9701	1.0967
U.S. Intermediate Bond Fund		0.3769	0.2692	0.2725	n/a
73. B)
High Yield Fund	0.2693			0.2693	0.2693	0.2693
U.S. Intermediate Bond Fund		n/a	n/a	n/a	n/a
74.U)
High Yield Fund				7,737	251	714	853
U.S. Intermediate Bond Fund		6,262	404	1,273	n/a
74. V)
High Yield Fund				$11.13 	$11.07 	$11.21 	$9.26
U.S. Intermediate Bond Fund		$17.41 	$17.32 	$17.31 	$n/a